AMENDMENT No. 1 dated April 6, 2010 to ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated April 1, 2010

$• UBS AG Callable Step-Up Fixed Rate Notes due on or about April 22, 2020

Market Strategies to Complement Traditional Fixed Income Investments

Investment Description

Callable Step-Up Fixed Rate Notes (the “Notes”) are senior unsecured obligations of UBS AG (“UBS”). The Notes will bear interest at fixed rates per annum that increase during the term of the Notes (each such fixed rate for the relevant period, an “Applicable Interest Rate”), as follows:

♦	4.00% per annum from and including the Settlement Date to but excluding April 22, 2015 (“Years 1 through 5”) and;

♦	7.25% per annum from and including April 22, 2015 to but excluding April 22, 2020 (“Years 6 through 10”)

Any payment on the Notes, including interest and principal at maturity, is subject to the creditworthiness of UBS.

We may, at our election, redeem the Notes in whole, but not in part, on the 22nd day of April, July, October or January, commencing on April 22, 2015, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date, as described in this free writing prospectus. Although the interest rate will step up during the term of the Notes, you may not benefit from such increase in the interest rate if the Notes are redeemed prior to the Maturity Date.

Features

❑

Income: The Notes will pay interest quarterly at fixed rates that increase during the term of the Notes, as follows: (i) 4.00% per annum during Years 1 through 5, (ii) 7.25% per annum during Years 6 through 10.

❑

Optional Quarterly Redemption: We may, at our election, redeem the Notes in whole, but not in part, on the 22nd day of each April, July, October or January, commencing on April 22, 2015, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date.

Key Dates1

Trade Date	April 16, 2010

Settlement Date	April 22, 2010

Interest Payment Dates	Quarterly, on the 22nd day of April, July October and January (or, if such day is not a business day, the next succeeding business day) commencing on July 22, 2010 during the term of the Notes.

Maturity Date	April 22, 2020

(1)	UBS expects to deliver the Notes against payment on or about April 22, 2010, which is the fourth business day following the expected Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in no more than three business days, unless the parties to any such trade expressly agree otherwise.

Note Offering

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this free writing prospectus. See “Risk Factors” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	$1,000	$•	$•
Total	$•	$•	$•

UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Callable Step-Up Fixed Rate Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with fixed rate coupons that increase during the term of the Notes.

♦	You are willing and able to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable holding Notes that are callable by the Issuer.

♦	You are comfortable with the creditworthiness of UBS, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment with fixed rate coupons that are higher than the Applicable Interest Rates or with a variable rate coupon.

♦	You are unable or unwilling to hold the Notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You are not comfortable holding Notes that are callable by the Issuer.

♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Calculation Agent	UBS AG, London Branch
Aggregate Principal Amount	$•
Denomination	$1,000 principal amount per Note
Minimum Investment	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.
Issue Price	100% of the principal amount
Optional Quarterly Redemption	We may, at our election, redeem the Notes in whole, but not in part, on the 22nd day of each April, July, October or January, commencing on April 22nd 2015, by giving at least 5 business days’ prior written notice, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the redemption date.
Interest Payment Amount	The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.
Applicable Interest Rate	The Applicable Interest Rate for any period will be the fixed rate per annum set forth below opposite such period: 4.00% Years 1 through 5 7.25% Years 6 through 10
Interest Periods	Quarterly from and including the Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to but excluding the immediately succeeding Interest Payment Date (or the Maturity Date or any earlier redemption date, in the case of the final Interest Period).
Interest Payment Dates	The 22nd day of each April, July, October and January, commencing on July 22nd, 2010, and ending on the Maturity Date; provided that if such day is not a business day, the interest for such period shall be paid on the next succeeding business day.
Record Dates	The business day immediately prior to the relevant Interest Payment Date or redemption date.
Daycount Basis	30/360
Business Day Convention	Following Unadjusted
CUSIP:	90261JFP3
ISIN:	US90261JFP30
Listing	None

Summary

This free writing prospectus describes terms that will apply generally to the Notes. On the Trade Date, UBS AG will prepare a pricing supplement that will also include the specific pricing terms for this issuance. This free writing prospectus and the pricing supplement prepared on the Trade Date should each be read in connection with the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Callable Step-Up Fixed Rate Notes

The Callable Step-Up Fixed Rate Notes (the “Notes”) are medium-term notes issued by UBS AG that pay interest semi-annually in arrears at fixed rates per annum that increase during the term of the Notes (each such fixed rate for the relevant period, an “Applicable Interest Rate”), as follows:

♦	4.00% per annum from and including the Settlement Date to but excluding April 22, 2015 (“Years 1 through 5”) and

♦	7.25% per annum from and including April 22, 2015 to but excluding April 22, 2020 (“Years 6 through 10”).

The Notes are senior unsecured obligations of UBS AG that rank equally with its other unsecured unsubordinated obligations.

Interest on the Notes will be based on the Applicable Interest Rate, payable quarterly in arrears on the 22nd day of April, July, October and January, commencing on July 22, 2010 (each such date, an “Interest Payment Date”); provided that if such day is not a business day, interest will be paid on the immediately succeeding business day and no additional interest will accrue in respect of the delay. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, July 22, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The amount of interest to be paid on the Notes for any Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.

Can you sell the Notes back to us?

Although we are not obligated to do so, our current practice is to quote you a price to purchase your Notes upon request. However, any purchase price we quote you prior to redemption at maturity will take into consideration then-current market conditions and expectations of future payments on the Notes, among other things, and, as a result, the purchase price at which we would repurchase your Notes prior to maturity may be significantly less than the principal amount of the Notes. You should therefore be prepared to hold the Notes to maturity.

The Notes are part of a series.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This free writing prospectus summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this free writing prospectus) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Notes may be redeemed prior to maturity.

We may (a) at our election, redeem the Notes in whole, but not in part, on the 22nd day of each April, July, October or January, commencing on April 22, 2015, as described under the heading “General Terms of the Notes — Redemption Price Upon Optional Quarterly Redemption on an Interest Payment Date” and under the heading “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus and (b) redeem the Notes as described under the heading “General Terms of the Notes — Redemption Price Upon Optional Tax Redemption” and upon the occurrence of the circumstances described under the “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus.

Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt. This section describes some of the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this free writing prospectus and the accompanying prospectus, before investing in the Notes.

The Notes are intended to be held to maturity. Changes in prevailing interest rates could result in a substantial loss to you if you sell your Notes in any secondary market that may develop prior to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes only if you hold your Notes to maturity, unless we elect to redeem the Notes prior to maturity, in which case you will receive the relevant redemption price as described under the heading “General Terms of the Notes.” If you choose to sell your Notes in the secondary market prior to maturity, the trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of prevailing interest rates the time remaining to the maturity of the Notes, the creditworthiness of UBS AG and the availability of comparable instruments. In particular, to the extent that the Applicable Interest Rates would result in an effective rate lower than that of a comparable instrument, the trading price of the Notes may be adversely affected. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

The market value of the Notes may be influenced by unpredictable factors.

The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we do not have any control and that cannot readily be foreseen, including, but not limited to:

♦	interest rates in the market generally;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;

♦	economic, financial, political, regulatory or judicial events that affect financial markets or the economy generally;

♦	the time remaining to maturity;

♦	our right to redeem the Notes; and

♦	the creditworthiness and credit rating of UBS.

We expect that, generally, expectations regarding interest rates will affect the market value of the Notes more than any other single factor.

Interest rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in interest rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes for any Interest Period will change as the Applicable Interest Rate changes.

There may not be an active trading market in the Notes, and sales prior to maturity may result in losses.

You should be willing and able to hold your Notes to maturity. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. Even if UBS Securities LLC, any of our other affiliates or any other market maker makes a market in the Notes, they may stop doing so at any time. We expect there to be little or no liquidity in the Notes. The prices we or our affiliates may offer for the Notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

As a result, if you sell your Notes prior to maturity, you may have to do so at a discount from the initial price to public and you may suffer losses.

The inclusion of commissions and compensation in the initial price to public of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

UBS AG’s or its affiliates’ investments in instruments relating to interest rate swaps may adversely affect the trading value of the Notes.

We and our affiliates are active participants in interest rate swaps and other contracts as sellers, buyers, dealers, proprietary traders and agents for our customers. As described under “Use of Proceeds and Hedging” on page 9, we or one or more of our affiliates may hedge our or their interest rate exposure from the Notes by entering into various transactions. We or our affiliates may adjust these hedges at any time. These activities may adversely affect the trading value of the Notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect interest rates may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to interest rate movements that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of prevailing interest rates, could be adverse to the interests of the holders of the Notes.

There are potential conflicts of interest between you and the Calculation Agent.

UBS AG, London Branch, will serve as the initial Calculation Agent. UBS AG, London Branch, will, among other things, determine the Applicable Interest Rate throughout the term of the Notes. For a description of the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page 8. The Calculation Agent will exercise its judgment when performing its functions.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the interest rate futures to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time with respect to movements in interest rates generally and other matters that may influence the value of the Notes, express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation regarding the merits of investing in the Notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

Credit of UBS

The Notes are senior unsecured debt obligations of the issuer, UBS AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

The Notes are not insured by the FDIC or any other governmental agency.

The Notes are not deposit liabilities of UBS, and neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

We may redeem the Notes prior to maturity.

We have the right to redeem the Notes, in whole but not in part, on the 22nd day of each April, July, October or January, commencing on April 22, 2015, at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest to but excluding the redemption date. If we redeem the Notes prior to maturity, you will receive no further interest payments and may have to re-invest the proceeds in a lower-rate environment.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean you, as owner of the Notes registered in your name, on the books that we or the trustee maintain for this purpose, and not those holders who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. As an owner of beneficial interests in the Notes, you should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this free writing prospectus, the following general terms will apply to the Notes:

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be $1,000.

Maturity Date

The Maturity Date for the Notes is April 22, 2020, subject to an earlier redemption by us.

Interest Payment Dates

Interest Payment Dates shall be the 22nd day of each April, July, October and January, commencing on July 22, 2010, and ending with the Maturity Date, or if any such day is not a business day, on the immediately succeeding business day.

Regular Record Dates for Interest Payments

The regular record date relating to an interest payment on the Notes shall be the business day prior to the Interest Payment Date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Coupon

Interest on the Notes will be based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the Interest Payment Date for the applicable Interest Period. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, July 22, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The Applicable Interest Rate for any period will be the fixed rate per annum set forth below opposite such period:

4.00% Years 1 through 5

7.25% Years 6 through 10

Redemption Price upon Optional Quarterly Redemption

We may, at our election, redeem the Notes in whole, but not in part, on the 22nd day of each April, July, October or January, commencing on April 22, 2015, by giving at least 5 business days’ prior written notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date for the Notes.

If we elect to redeem your Notes as described above, we will pay you an amount equal to 100% of the principal amount of your Notes plus accrued and unpaid interest to but excluding the redemption date (the “redemption price”) on such redemption date to the holder of record of the Notes as of the close of business on the immediately preceding business day. See “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances and at the price described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on or delivery of the Notes upon redemption or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Following Unadjusted Business Day Convention

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

UBS AG, London Branch, will serve as the initial Calculation Agent. We may change the Calculation Agent after the Settlement Date without notice. The Calculation Agent will make all determinations regarding the amount of any interest payment to which you may be entitled, payments on the Notes due at maturity or any earlier redemption date, business days, the Applicable Interest Rate and any other amounts payable in respect of your Notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch, as issuer.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swap, futures and option transactions or purchases and sales of securities before and after the Settlement Date of the Notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment on the Notes at maturity. See “Risk Factors” beginning on page 5 for a discussion of these adverse effects.

What are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth under “U.S. Tax Considerations” in the accompanying prospectus. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Tax Considerations” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as indebtedness for U.S. federal income tax purposes.

The Notes should not be treated as issued with original issue discount (“OID”) despite the fact that the interest rate on the Notes is scheduled to step-up over the term of the Notes because Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. The yield on the Notes would be minimized if we call the Notes immediately before the increase in the interest rate on April 22, 2015, and therefore the Notes should be treated for OID purposes as fixed-rate notes that will mature prior to the step-up in interest rate for the Notes. This assumption is made solely for U.S. federal income tax purposes of determining whether the Note is issued with OID and is not an indication of our intention to call or not to call the Notes at any time. If we do not call the Notes prior to the first increase in the interest rate then, solely for OID purposes, the Note will be deemed to be reissued at their adjusted issue price on April 22, 2015. This deemed issuance should not give rise to taxable gain or loss to holders. Thus, the Notes should never be treated as issued with OID for U.S. federal income tax purposes.

Under this approach, the coupon on a Note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes (regardless of whether we call the Notes).

Upon the disposition of a Note by sale, exchange, redemption or retirement (i.e., if we exercise our right to call the Notes or otherwise) or other disposition, a U.S. holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which would be treated as such) and (ii) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the U.S. holder. Capital gain of individual taxpayers from the sale, exchange, redemption, retirement or other disposition of a Note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, redemption, retirement or other disposition of a Note is subject to significant limitations.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income and its net gains from the disposition of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the notes.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC, in turn, will agree to sell to one or more other securities dealers, and such other securities dealers will agree to purchase from UBS Securities LLC, all or a portion of such aggregate principal amount of the Notes at discounts from the original issue price at varying levels up to the underwriting discount set forth on the front cover of this free writing prospectus. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging,” we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS Securities LLC and/or its affiliate may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS may use this free writing prospectus and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this free writing prospectus and the accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this free writing prospectus and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this free writing prospectus and the accompanying prospectus are being used in a market-making transaction.

UBS expects to deliver the Notes against payment on or about April 22, 2010, which is the fourth business day following the expected Trade Date (T+4). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in no more than three business days (T+3), unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade Notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the Notes initially will settle on T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2009 (unaudited)	CHF	USD
	(in millions)

Debt
Debt Issued(1)	230,526	222,648

Total Debt	230,526	222,648
Minority Interest(2)	7,620	7,360
Shareholders’ Equity	41,013	39,612

Total Capitalization	279,159	269,620

CHF amounts have been translated into USD at the rate of CHF 1 = USD 0.9658 (the exchange rate in effect as of December 31, 2009)

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on remaining maturities
(2)	Includes Trust Preferred Securities

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, you should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-657-9836.